Exhibit 10.1

Surgical Care Affiliates Teammate Stock Purchase Plan

SURGICAL CARE AFFILIATES

TEAMMATE STOCK PURCHASE PLAN

I. Purpose

The purpose of the Surgical Care Affiliates Teammate Stock Purchase Plan is to provide eligible teammates of the Company and its designated subsidiaries who wish to become shareholders in the Company with a convenient method of purchasing Shares through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

II. Definitions

(a) “Account” means an account for the benefit of a Participant comprised of two subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting deductions from the Participant’s paycheck to purchase Shares. The funds allocated to the first subaccount shall remain the property of the Participant at all times but may be commingled with the funds of other Participants or the Company. The second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the Shares purchased for such Participant.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(d) “Committee” means any committee appointed by the Board to administer the Plan. The members of the Committee shall serve at the pleasure of the Board. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

(e) “Common Stock” means the common stock of the Company, par value $.01 per share.

(f) “Company” means Surgical Care Affiliates, Inc., a Delaware Corporation.

(g) “Company Group” means the Company, and any of its Designated Subsidiary(ies).

(h) “Compensation” means a Participant’s salary, wages, commissions, overtime pay, cash payments for incentive compensation and other special cash payments, except to the extent that any such item is specifically excluded by the Board of Directors. “Compensation” does not include sign-on bonuses, severance payments, car allowances, income on the exercise of stock options, relocation expenses, moving expenses, housing allowances or any other payment which could be considered as reimbursement for expenses, payment for vacation or paid-time off balances at termination, imputed income from life insurance, or non-cash compensation.

(i) “Contribution” means amounts withheld by the Company, or a Subsidiary of the Company, from the Compensation of a Participant through payroll deductions under and in accordance with Section 7 of the Plan.

(j) “Custodian” means the party or parties appointed by the Committee pursuant to Section 4 of the Plan.

(k) “Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to have its teammates participate in the Plan with respect to an Offering Period(s).

(l) “Eligible Teammate” in respect of any Offering, means any individual (1) who is a salaried or hourly teammate of the Company or any of its Designated Subsidiaries, whether such teammate is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, prior to the Offering Commencement Date, (2) who customarily works more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), and (3) who customarily works more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion); provided that teammates who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such teammates is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence; provided that where the period of leave exceeds 180 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 181st day of such leave. Employees of companies that have become Designated Subsidiaries by reason of having been acquired by the Company or a Designated Subsidiary and companies that have been merged with the Company or a Designated subsidiary may, at the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company prior to its affiliation with the Company or the Designated Subsidiary.

(m) “Fair Market Value” means, as of any given date, the closing price of the Company’s Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading on the Trading Day immediately preceding such date. In the event that such price is not available, then the Fair Market Value of the Common Stock will be determined by the Committee in good faith, taking into account the most recent trading price of the Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading, and such determination will be conclusive.

(n) “Hardship” means the occurrence of one or more of the following events as determined by the Committee in its discretion (a) a death within the Participant’s immediate family; (b) extraordinary medical expenses for one or more members of the Participant’s immediate family which are not covered by insurance programs sponsored by the Company; (c) the education costs of one or more of the Participant’s immediate family; (d) the purchase or renovation of a principal place of residence of the Participant; or (e) such other financing emergency needs as may be approved by the Company on a uniform and nondiscriminatory basis.

(o) “Offering” means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 8. For purposes of the Plan, the Committee may designate separate Offerings under the Plan in which Eligible Teammates of the Company and/or one or more Designated Subsidiaries will participate even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(p) “Offering Commencement Date” means July 1 and January 1 of each year following effectiveness of the Plan. A different date may be set by resolution of the Board. On each such date, the Company shall commence an Offering by granting each Participant a Purchase Right. Each Purchase Right so granted shall be exercisable for the number of Shares described in Section 8(a) herein, and shall be exercisable only on the Purchase Date.

(q) “Offering Period” means a six-month period commencing with an Offering Commencement Date, during which Participants accrue funds in their Accounts. The Board shall have the power to change the duration and/or the required frequency of the Offering Periods under the Plan with respect to future Offerings and shall use its best efforts to notify Eligible Teammates of any change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any Purchase Right granted hereunder be exercisable more than twenty-seven (27) months after its date of grant.

(r) “Participant” means an Eligible Teammate who has enrolled as a participant in accordance with Section 7 of the Plan and whose participation has not terminated under Section 9 hereof.

(s) “Plan” means this Surgical Care Affiliates, Inc. Teammate Stock Purchase Plan, as it may be amended from time to time.

(t) “Purchase Date” means the last day of each Offering Period. On this date, the funds in the Participant’s Account shall be used to purchase Shares pursuant to the Plan.

(u) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase Shares as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Shares under the Plan and to terminate participation in the Plan at any time during an Offering Period.

(v) “Share” means a share of Common Stock.

(w) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means any day on which the principal exchange on which the Common Stock is then listed or admitted to trading is open for trading.

III. Shares Subject to the Plan

(a) Number Available. The maximum number of Shares that will be offered under the Plan is 500,000 (subject to adjustment pursuant to Section 3(d) hereof).

(b) Character of Shares to be Issued. Shares sold under the Plan may be authorized and unissued Shares or treasury Shares.

(c) Insufficient Number of Shares Available. If the total number of Shares for which Purchase Rights are to be granted on any date in accordance with the Plan exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Purchase Rights have been exercised or are then outstanding), the Company shall make a pro rata allocation of the Shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable to each of the Participants based on the balances in their respective Accounts. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of such reduction to each Participant affected thereby.

(d) Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares which shall be made available for sale under the Plan, the maximum number of Shares each Participant may purchase during each Offering Period, as well as the price per Share and the number of Shares covered by each Purchase Right under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other change in the number of Shares effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Purchase Right.

(e) Adjustments Upon Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of Surgical Care Affiliates, Inc., or the proposed merger of Surgical Care Affiliates, Inc. with or into another corporation, arrangements shall be made for each outstanding Purchase Right to be assumed or an equivalent Purchase Right substituted by the successor corporation or an affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the Purchase Rights, or in the event of the proposed dissolution or liquidation of Surgical Care Affiliates, Inc., in each case unless provided otherwise by the Committee, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), which shall be before the date of consummation of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) days, or such longer or shorter period as the Committee may determine , prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right shall be exercised automatically on the New Purchase Date unless prior to such date the Participant has withdrawn from the Offering Period pursuant to Section 9 hereof.

IV. Administration

(a) Powers of the Committee. The Committee acting in its absolute discretion shall have the power to interpret the Plan and to take, or authorize one or more of its members or one or more of the Company’s executive officers to take, such actions in the administration and operation of this Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, which actions shall to the fullest extent permitted by law be final and binding upon all interested persons and their respective heirs, successors, and legal representatives.

(b) Custodians. The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all Shares purchased under the Plan, (ii) maintain a separate account in the name of each Participant, to which payroll deductions made for such Participant pursuant to Section 7 hereof and Shares purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Accounts and (iv) perform such other functions as the Committee shall specify.

(c) No Liability. No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or teammate of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Committee member, director or teammate in bad faith and without reasonable belief that it was in the best interests of the Company.

V. Eligibility

(a) Teammates. Any Eligible Teammate on a given Offering Commencement Date shall be eligible to participate in an Offering.

(b) Restrictions on Amount of Stock Which May be Purchased. Notwithstanding any provision of the Plan to the contrary, no Eligible Teammate shall be granted a Purchase Right under the Plan (i) if, immediately after the grant, such Eligible Teammate would own stock and/or hold outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company (including stock attributed to such Eligible Teammate pursuant to Section 424(d) of the Code); or (ii) which permits such Eligible Teammate’s right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Purchase Right is granted, which is the Offering Commencement Date of the Offering to which it relates) for any calendar year in which such Purchase Right would be outstanding at any time. Any amounts received from a Eligible Teammate which cannot be used to purchase stock as a result of any of the foregoing limitations will be returned to the Eligible Teammate as soon as practicable, without interest.

VI. Offerings and Plan Expiration

(a) There will be two semi-annual consecutive Offerings each year under the Plan. Offerings shall commence on July 1, 2014 and then on each subsequent January 1, until the Plan terminates, and the final Offering under the Plan shall commence on July 1, 2024 and terminate on December 31, 2024, which date shall be the expiration date of the Plan unless earlier terminated pursuant to the terms of the Plan.

(b) Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. Unless the Participant withdraws from the Plan, or their participation in the Plan otherwise terminates as provided in Section 9, participation shall carry over from one Offering Period to the next, until the end of the final Offering.

VII. Election to Participate, Enrollment and Payroll Deductions

(a) An Eligible Teammate may become a Participant by completing an enrollment agreement provided by the Company and filing it with the Company at least fifteen (15) days prior to the Offering Commencement Date of the Offering to which it relates. At that time, the Eligible Teammate shall elect to have deductions made from his or her Compensation on each payday during the time the Eligible Teammate is a Participant in an Offering, at the rate of one percent (1%) to 15 percent (15%) (in increments of one percent only) of the Eligible Teammate’s Compensation, as specified by the Eligible Teammate in their enrollment agreement. Each enrollment agreement completed and submitted by a Participant shall remain in effect for successive Offering Periods, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new enrollment agreement or the Participant’s participation is terminated as provided in Section 9 hereof.

(b) Payroll deductions for a Participant shall commence as of the Offering Commencement Date and shall end on the last day of such Offering Period, unless earlier terminated by the Participant as provided in Section 9 hereof.

(c) All payroll deductions made for a Participant shall be credited to the Participant’s Account under the Plan. No interest will be earned on such payroll deductions a Participant may neither make any separate cash payment into such Account nor make payment for Shares be made other than by payroll deduction.

(d) A Participant may discontinue participation in the Plan as provided in Section 9, but no other change can be made during an Offering Period and, specifically, a Participant may not alter the rate of the Participant’s payroll deductions for that Offering Period.

(e) A Participant may modify the information set forth in his/her enrollment agreement (including the rate of the Participant’s payroll deductions for Contributions) at any time and from time to time by submitting a new enrollment agreement to the Company, which will become effective with the first Offering Commencement Date after receipt thereof by the Company or, if such new agreement is received less than fifteen (15) days before the Offering Commencement Date, then effective with the next following Offering Commencement Date.

VIII. Purchase of Shares

(a) Number of Purchase Rights. Subject to Section 5(b), on each Offering Commencement Date, the Company shall be deemed to have granted to each Eligible Teammate who was a Participant on such day a Purchase Right to buy as many Shares as the Participant would be able to buy with the Contributions credited to the Participant’s Account during the Offering Period in which such Offering Commencement Date occurs, up to a whole number of Shares determined by multiplying $2,083 by the number of full months in the Offering Period (not to exceed $12,500 per Offering Period if the Offering Period is six months in duration) and dividing the result by the Fair Market Value on the Offering Commencement Date.

(b) Exercise Of Purchase Right. On the Purchase Date, each Participant shall be deemed to have exercised the Purchase Rights granted by Section 8(a), and shall be deemed to have purchased, at the purchase price determined in accordance with Section 8(c) hereof, the maximum number of whole Shares reserved for the purpose of the Plan as the Contributions credited to the Participant’s Account during the Offering Period in which the Purchase Date occurs will pay for. No fractional Shares shall be purchased. Any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 9 hereof.

(c) Purchase Right Purchase Price. The purchase price per share on any Purchase Date shall be eighty-five percent (85%) of the Fair Market Value on the Purchase Date; provided that the Committee may change the purchase price to be anywhere from eighty-five percent (85%) to one hundred percent (100%) of the Fair Market Value of the Offering Date or the Purchase Date.

(d) Evidence of Stock Ownership. Promptly following the end of each Offering Period, subject to Section 8(e) below, the number of Shares purchased by each Participant on the Purchase Date shall be deposited into an Account established in the Participant’s name with the Custodian. The Participant may, upon advance notice to the Company at the time of enrollment, direct that the Account be established in the names of the Participant and one other person designated by the Participant, as joint tenants with the right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law. The Custodian shall provide a quarterly statement to each Participant showing all the transactions in the Participant’s Account, and the number of Shares in such Account.

(e) Sale of Shares. No Participant shall be permitted to sell any Shares purchased hereunder until the earliest of (i) the first anniversary of the Purchase Date on which the Shares were purchased; (ii) the Participant’s death; and (iii) the date on which the Participant presents proof satisfactory to the Company that he or she has either become disabled within the meaning of Section 22(e)(3) of the Code or needs such Shares on account of Hardship. The Company, in its discretion, shall, or shall cause the Custodian to, either issue (either in certificated form or in book entry) Shares purchased under the Plan with a legend indicating that they are non-transferable except as indicated in this Section 8(e) (and then shall reissue such shares without the restrictive legend once any of the events listed at (i), (ii) or (iii) has occurred) or hold such Shares in escrow pending their release to the Participant (or, if the participating employee has died, to his or her estate). Each Participant agrees to promptly give the Company notice of any disposition of Shares purchased hereunder where such disposition occurs within two years after the date of grant of the Purchase Right pursuant to which such shares were purchased. Subject to this Section 8(e), following receipt of a request to sell Shares, the Custodian shall, subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law and unless otherwise agreed to between the Custodian and the Participant, make such sale for the Participant on the next Trading Day or as soon thereafter as practicable.

IX. Termination of Participation

(a) Termination of Participation. A Participant’s participation in the Plan shall continue until the earliest of: (i) such time as the Participant notifies the Company in writing that the Participant wishes to withdraw from the Plan and such withdrawal becomes effective, in accordance with Section 9(b) hereof; (ii) the date of the Participant’s separation of employment of the Company or any of its Subsidiaries; and (iii) the termination of the Plan.

(b) Withdrawal by Participant. A Participant may withdraw from an Offering, in whole but not in part, at any time prior to the last Trading Day of such Offering, by delivering a new enrollment agreement to the Company. A withdrawal will be effective only if it is received by the Company as least fifteen (15) calendar days before the proposed date of withdrawal, provided that the Committee, in its discretion, may specify (on a uniform and nondiscriminatory basis) an earlier or later deadline for the submission of enrollment forms. When a withdrawal becomes effective, the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to such Offering shall be distributed to the Participant, without interest. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) Change in Designated Subsidiary Status. If before the last Trading Day of the Offering Period, the Designated Subsidiary by which an Participant is employed ceases to be a Subsidiary of the Company, or if the Participant is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, that Participant shall be deemed to have ceased to be an Eligible Teammate, and the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to such Offering shall be distributed to the Participant, without interest.

(d) Re-entry. To re-enter the Plan as a Participant, an Eligible Teammate must complete and deliver to the Company a new enrollment agreement, in accordance with Section 7 hereof, which will apply to the next Offering that has not yet commenced.

(e) Rights Not Transferable. No Eligible Teammate shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to such Eligible Teammate’s Account or any rights with regard to the exercise of a Purchase Right to purchase Shares under the Plan. If any such action is taken by the Eligible Teammate, or any claim is asserted by any other person in respect of such right and interest, whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw from the Plan.

(f) Death. In the event of the death of the Participant, the amount of payroll deductions not theretofore invested shall be refunded to the Participant’s estate, without interest, such payment to be made as soon as practicable.

X. Rights as a Shareholder

(a) Rights Prior to Purchase. No Participant shall have any rights as a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 8 of the Plan.

(b) Rights After Purchase. Subject to Section 8(e), from and after the Purchase Date on which Shares are purchased on behalf of a Participant under the Plan, such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to such Shares, provided such Shares must remain in the Participant’s Account until such time as the Participant directs the sale of such Shares.

(c) Voting Rights. The Custodian shall vote whole Shares held in a Participant’s Account upon receipt of, and in accordance with, written directions timely received from the Participant. If the Custodian receives no such directions, the Custodian shall vote such Shares, in its discretion, subject to applicable law.

(d) Limitations. No action of the Company or of the Board in establishing the Plan, nor any action taken by the Company, any Designated Subsidiary, the Board or the Committee or its delegates under the Plan, nor any provision of the Plan, shall be construed as conferring upon any Eligible Teammate any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employment.

XI. Amendment or Termination of the Plan

The Board at any time and from time to time may modify, amend, suspend or terminate the Plan or any part hereof, without notice, provided that no amendment that requires stockholder approval in order to comply with Section 423 of the Code shall be effective unless the same shall be approved by the requisite vote of stockholders of the Company. Amendments will not adversely affect stock options that have already been granted.

XII. Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

XIII. Conditions Upon Issuance of Shares

Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and, if required by the Company, shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and/or (ii) any disposition of such Shares will be made in accordance with the Plan and the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law if, in the opinion of counsel for the Company, such representations are required by any of the aforementioned applicable provisions of law.

XIV. Compliance with Section 423

The Plan is designed and intended to comply with Section 423 of the Code, and all provisions hereof shall be construed in a manner to so comply.

XV. Tax Effects

Each Participant, by completing an enrollment agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

XVI. Expenses of the Plan

The Company will pay all expenses, except brokerage fees on sales of Shares and any fees specific to a Participant’s Account with the Custodian, incident to operation of the Plan, including costs of recordkeeping fees, accounting fees, legal fees, commissions and issue or transfer taxes on purchases of Shares pursuant to the Plan.

XVII. Governing Law

To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the choice of law principles thereof.

EXHIBIT A

Designated Subsidiaries are as follows:

Surgical Care Affiliates, LLC.